EXHIBIT 99.1

Contact: Insignia Systems, Inc. Kristine Glancy, CEO (763) 392-6200

FOR IMMEDIATE RELEASE

INSIGNIA SYSTEMS, INC. ANNOUNCES

FIRST QUARTER 2022 FINANCIAL RESULTS

MINNEAPOLIS, MN – May 10, 2022 – Insignia Systems, Inc. (Nasdaq: ISIG) (“Insignia”) today reported financial results for the first quarter ended March 31, 2022 (“Q1”).

Overview

•	Q1 2022 net sales increased 14.1% to $6.1 million from $5.4 million in Q1 2021.

•	Q1 2022 operating income was $73,000 compared to an operating loss of $1.8 million in Q1 2021.

•	Q1 2022 net income was $62,000, or $0.03 per basic and diluted share, compared to a net loss of $0.7 million, or $0.42 per basic and diluted share in Q1 2021.

Insignia’s President and CEO, Kristine Glancy, commented, “We had a very solid start to 2022, growing overall revenue 14.1% versus Q1 2021 driven by our continued focus on growing our display and on-pack businesses which grew revenue 48%. Non-signage revenue accounted for 96% of our total revenue in Q1 2022 compared to 74% in Q1 2021, continuing to grow and expand with both new and existing clients. We were profitable with $73,000 in operating income compared to an operating loss of $1.8 million in Q1 2021.  We believe we have uncovered white space in the display industry as we understand the entire journey from start to finish and aim to approach it differently than anyone else. Based on our client testimonials, our client retention rate, and our reputation in the industry, we know our approach has been valuable and meaningful to our clients.  Two of our clients recently received top vendor awards from two major retailers for best-in-class new item launches built on our in-store program execution. One of these brands was a new client for us this year, and we expect additional revenues from both clients in 2022.”

While we delivered both revenue and profitability growth in Q1 2022 versus Q1 2021, our business remains highly dependent on when our clients’ programs get executed, and we expect our first quarter will deliver higher revenue results than the rest of 2022.  Our display business generally consists of larger contracts versus our historical signage business. As a result, our revenue may be prone to variances on a year over year basis.  This should be the case in Q2, when we will be lapping two programs for clients from Q2 2021 that will not be repeating in Q2 2022. Both raw materials shortages and cost increases as well as labor cost increases are expected to continue to challenge our business, no different than others in our industry. We are continuing to navigate and find solutions around these challenges. The projects we are currently working on alongside our clients will showcase how our approach delivers superior results and execution to even more clients in the future.”

Insignia is continuing to explore strategic options to maximize shareholder value. Potential strategic alternatives include, but are not limited to, an acquisition, merger, business combination, in-licensing, or other strategic transaction. There can be no assurance that this process will result in any transaction, and the Company has no updates at this stage. Insignia has engaged Chardan to act as its strategic financial advisor to assist the Company in this review process.

Q1 2022 Results

Net sales increased 14.1% to $6,148,000 in Q1 2022, from $5,386,000 in Q1 2021, primarily due to a 48% increase in non-POPS revenue, partially offset by a 83% decrease in POPS solutions revenue.  Our non-POPS revenue has increased due to both sales to new CPGs and increases in sales to existing CPGs.  Due to sales cycles within the retailers that our non-POPS solutions execute, we anticipate seasonality in sales, with those sales relatively stronger in the first quarter of the year.  Our POPS revenue continues to be negatively impacted by competitive pressures.

Gross profit in Q1 2022 increased to $1,280,000, or 20.8% of net sales, from $929,000, or 17.2% of net sales, in Q1 2021. The increase in gross profit was primarily due to an improvement in non-POPS gross profit margin due to the Company’s decision in the prior year to make an investment in the execution of a large non-POPS program in the three months ended March 31, 2021.

Selling expenses in Q1 2022 were $342,000, or 5.6% of net sales, compared to $516,000, or 9.6% of net sales, in Q1 2021 primarily due to lower staff related expenses.

Marketing expenses in Q1 2022 were $259,000, or 4.2% of net sales, compared to $235,000, or 4.4% of net sales, in Q1 2021. Increased marketing expenses were primarily the result of increased staff related expenses.

General and administrative expenses in Q1 2022 were $606,000, or 9.8% of net sales, compared to $1,937,000, or 35.9% of net sales, in Q1 2021 primarily due to reduced expenses related to the litigation with News America in Q1 2022 versus Q1 2021.

Other expense for Q1 2022 was $3,000, compared to other income of $1,035,000 for Q1 2021.  The change was due to the 2021 gain on forgiveness of debt and accrued interest of $1,062,000 from the Small Business Administration(“SBA”) forgiving the Company of its promissory loan entered into pursuant to the Paycheck Protection Program (“PPP”) of the Coronavirus Aid, Relief and Economic Security (“CARES”) Act.

Income tax expense for Q1 2022 was 11.4% of pretax income, or an expense of $8,000, compared to income tax expense of 1.8% of pretax loss, or $13,000, in Q1 2021.

As a result of the items above, the net income for Q1 2022 was $62,000, or $0.03 per basic and diluted share, compared to a net loss of $737,000, or $0.42 per basic and diluted share, in Q1 2021.  As discussed above we anticipate seasonality in sales, with those sales expected to be relatively stronger in the first quarter of the year and corresponding higher gross profit and income than in the remainder of 2022.

As of March 31, 2022, cash and cash equivalents and restricted cash totaled $481,000, compared to $3,851,000 as of December 31, 2021. Cash and cash equivalents at April 30, 2022 was $3.0 million. Working capital was $3.9 million at March 31, 2022 compared to $3.7 million at December 31, 2021.

About Insignia Systems, Inc.

Insignia Systems, Inc. is a leading provider of in-store solutions to consumer-packaged goods (“CPG”) manufacturers, retailers, shopper marketing agencies and brokerages.  The Company’s primary solutions are merchandising solutions, on-pack solutions and signage.

For additional information, contact (800) 874-4648, or visit the Insignia website at www.insigniasystems.com

Investor inquiries can be submitted to investorrelations@insigniasystems.com.

Cautionary Statement for the Purpose of Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

Statements in this press release that are not statements of historical or current facts are considered forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. The words “anticipate,” “continue,” “expect,” “intend,” “remain,” “seek,” “will” and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these or any forward-looking statements, which speak only as of the date of this press release. Statements made in this press release regarding, for instance, the ongoing exploration of strategic alternatives, anticipated future profitability, future service revenues, innovation and transformation of Insignia’s business, allocations of resources, benefits of new relationships, and the impacts of the COVID-19 pandemic and efforts to mitigate the same are forward-looking statements. These forward-looking statements are based on current information, which we have assessed and which by its nature is dynamic and subject to rapid and even abrupt changes. As such, actual results may differ materially from the results or performance expressed or implied by such forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors, including those set forth in our Annual Report on Form 10-K for the year ended December 31, 2021 and additional risks, if any, identified in our Quarterly Reports on Form 10-Q  and our Current Reports on Form 8-K filed with the SEC. Such forward-looking statements should be read in conjunction with Insignia's filings with the SEC. Insignia assumes no responsibility to update the forward-looking statements contained in this press release or the reasons why actual results would differ from those anticipated in any such forward-looking statement, other than as required by law.

Insignia Systems, Inc.
STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	March 31,
	2022	2021

Net service revenue	$6,148,000	$5,386,000
Cost of services	4,868,000	4,457,000
Gross profit	1,280,000	929,000
Operating expenses:
Selling	342,000	516,000
Marketing	259,000	235,000
General and administrative	606,000	1,937,000

Operating income (loss)	73,000	(1,759,000)
Other income (expense), net	(3,000)	1,035,000

Income (loss) before taxes	70,000	(724,000)
Income tax expense	8,000	13,000

Net income (loss)	$62,000	$(737,000)

Net income (loss) per share:
Basic	$0.03	$(0.42)
Diluted	$0.03	$(0.42)

Shares used in calculation of net income (loss) per share:
Basic	1,786,000	1,751,000
Diluted	1,794,000	1,751,000

SELECTED BALANCE SHEET DATA
(Unaudited)

	March 31,	December 31,
	2022	2021

Cash and cash equivalents and restricted cash	$481,000	$3,851,000
Working capital	3,851,000	3,716,000
Total assets	8,880,000	10,650,000
Total liabilities	5,567,000	7,457,000
Shareholders' equity	3,313,000	3,193,000

Working capital represents current assets less current liabilities.